VICOR TECHNOLOGIES ANNOUNCES INITIAL TRADING OF

ITS COMMON SHARES UNDER SYMBOL: VCRT

U.S. Clinical Trials For Its Sudden Cardiac Death Risk Stratification Device,

The PD2i Cardiac Analyzer, Show Progress

Anticipate Seeking CE Mark Clearance Late 2007 To Commence

Marketing Its PD2i Analyzer In Europe

Boca Raton, FL – July 10, 2007 - Vicor Technologies, Inc. (OTCBB: VCRT), a development-stage company and the developer of the PD2i Cardiac Analyzer, a patented device utilized in risk stratification of patients for Sudden Cardiac Death (SCD), announced its common shares have begun trading on the Over-the-Counter Bulletin Board under the symbol VCRT.

SCD is the leading cause of death in the United States each year, with over 500,000 cases reported annually. Vicor’s patented PD2i Cardiac Analyzer addresses the growing need for the medical community to be able to risk stratify patients who are at high or low risk of suffering this fatal arrhythmic event. Vicor is conducting its pivotal clinical trial, the VITAL trial, as part of its process to secure Food and Drug Administration (“FDA”) clearance of the PD2i Cardiac Analyzer for marketing the device in the United States.

President and CEO David H. Fater said, “An important component of our strategy has been to have adequate funding in place to move the VITAL Trial along as rapidly as possible. We believe that by becoming a public company, for which trading has commenced, the achievement of our objective will be facilitated along with garnering increased visibility throughout the financial community. We currently anticipate seeking European CE Mark clearance in late 2007 in order to commence marketing the PD2i Analyzer in those countries. We also expect to seek U.S. FDA 510(k) clearance to initiate commercial sales in the U.S. upon expected satisfactory results at the conclusion of the VITAL trial, which we project will be in about 18 to 24 months.”

Mr. Fater added, “Patients are continuing to enroll in the VITAL Trial with the expectation that approximately one-half of the 30 projected total sites will be active by the end of July. This will accelerate the enrollment process which will permit the study to be conducted as quickly as possible. The Harvard Clinical Research Institute, a Harvard University affiliate, is coordinating the VITAL Trial for us.”

“Currently, there is only one approved device for risk stratification of SCD, and that is the Microvolt T-Wave Alternans technology developed by Cambridge Heart, trading with a market capitalization of about $300 million and minimal revenues. We believe our technology offers features and cost benefits superior to those of Cambridge Heart’s technology, and upon Vicor’s gaining approval from the FDA, we could enjoy rapid and significant market acceptance and penetration,” continued Mr. Fater.

Financial Snapshot:

As of 6-21-2007
Stock Symbol:	VCRT
Recent Trading Price:	$1.20
Shares Outstanding:	25,717,000*
Shares In-Float:	3,783,000*
Market Capitalization:	$30,900,000*

*	approximate

Vicor believes the PD2i Cardiac Analyzer, if approved as anticipated, will lead to a higher quality of patient care, the minimization of medical expenses, and the enhancement of patients’ quality of life. Vicor believes it is uniquely positioned to address this unmet medical need.

About Sudden Cardiac Death (SCD)

SCD is a fatal arrhythmic event and is different than a heart attack. A heart attack is analogous to a plumbing problem, where the blood supply to a part of the heart is choked off, leading to the death of that portion of the heart muscle. SCD is theorized to be caused by a breakdown of the normal neurological communication pattern between the heart and brain, more like an electrical problem, which can lead to a rapid, life threatening heart rhythm that is usually fatal within minutes, if untreated. It is swift, unexpected, and often has no advance warning or symptoms.

About Vicor Technologies, Inc.

The Vicor Technologies (OTCBB: VCRT) medical device, the PD2i Cardiac Analyzer, is based on a patented, proprietary algorithm. Vicor believes the PD2i Cardiac Analyzer accurately risk stratifies patients into those who are at either a high or low risk of suffering a fatal arrhythmic event or SCD within a six-month time frame.

Vicor’s PD2i Cardiac Analyzer addresses a significant health care issue involving a patient cohort of at least 12,000,000 patients. This patient cohort is composed of the MADIT-II (Multicenter Automatic Defibrillator Implantation Trial II)/SCD-HeFT (Sudden Cardiac Death in Heart Failure Trial) patient population. Many in this patient cohort may need an ICD (Implantable Cardioverter Defibrillator) as life-saving therapy. However, recent registry studies have noted that over 70% of implanted ICD’s never have an appropriate firing. This over-implantation has led to a substantial and unnecessary medical cost burden. Over-implantation of this patient cohort also puts patients at risk because of the complications that can accompany implantation surgery. There is also the risk of not identifying patients who need this life-saving therapy because current criteria does not provide physicians the ability to accurately risk stratify their patients.

For more information visit the Vicor Technologies web site www.vicortech.com.

About the VITAL Trial

Vicor’s VITAL Trial (acronym for “Prospective, Multi-Center Study of the Ability of the PD2i Cardiac Analyzer to Predict Risk of VentrIcular TachyArrhytmic Events such as Sudden Cardiac Death (SCD), VentricuLar Fibrillation (VF) or Ventricular Tachycardia (VT) in High Risk Patients”) was initiated in August 2006 and is being conducted by Harvard Clinical Research Institute (HCRI) which is responsible for the overall coordination and monitoring of the trial. The FDA, in pre-IDE (Investigational Device Exemption) meetings, agreed to the final PD2i protocol and study design for the pivotal

VITAL study. Target Health, Inc., a full service contract research organization based in New York, is responsible for developing the electronic case report form to permit the gathering of patient data via the Internet, and will be responsible for preparing and submitting Vicor’s 510(k) application.

Caution Regarding Forward-Looking Statements

Forward-looking statements in this press release are based on current plans and expectations that are subject to uncertainties and risks, which could cause our future results to differ materially. The following factors, among others, could cause our actual results to differ: our ability to continue to receive financing sufficient to complete the critical clinical trials; our ability to continue as a going concern; our ability to successfully develop products based on our technologies; our ability to obtain and maintain adequate levels of third-party reimbursement for our products; the impact of competitive products and pricing; our ability to receive regulatory approval for our products; the ability of third-party contract research organizations to perform preclinical testing and clinical trials for our technologies; the ability of third-party manufacturers to manufacture our products; our ability to retain the services of our key personnel; our ability to market and sell our products successfully; our ability to protect our intellectual property; product liability; changes in federal income tax laws and regulations; general market conditions in the medical device and pharmaceutical industries; and changes in laws and regulations. Forward-looking statements in this press release speak only as of the date of the press release, and we assume no obligation to update forward-looking statements or the reasons why actual results could differ.

Release 7-02

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INVESTOR CONTACT:	COMPANY CONTACT:
Robert Giordano ROI Associates	David H. Fater, President & CEO Vicor Technologies, Inc.
212.495.0201	800.998.9964
rgiordano@roiny.com	www.vicortech.com